EXHIBIT 99.3
FIRST FEDERAL BANCORPORATION ODD LOT PROGRAM
FOR HOLDERS OF LESS THAN 100 SHARES                                    [LOGO]
OFFER EXPIRES ______________, 2002


Dear Shareholder:


As a service to our shareholders who are looking for a simple and economic method to sell their shares, we are offering a voluntary odd lot program to
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holders  of less than 100 shares  that will let  shareholders  conveniently  and inexpensively sell all of their shares.

This program is only available to shareholders who hold fewer than 100 shares of First Federal Bancorporation stock and will begin on _________________, 2001 and end on ________________, 2002, unless extended.

First Federal Bancorporation values all of our shareholders and appreciate the confidence you express in the Company and its future. This Program is strictly voluntary and you are under no obligation to sell your shares.

If you wish to SELL ALL of your shares, simply contact your broker and inform your broker of your decision to sell your shares through this program. Follow the instructions provided by your broker. Payment will be made to your broker promptly after the initial expiration date of the offer (_____________, 2002).

         Inform your broker of              Follow the                 Payment (less a minimal processing
             your decision to       +       instructions      =        fee) will be made to your broker
         SELL your shares                   provided by                promptly after the initial expiration
                                            your broker                date of the offer (__________, 2002)


In order to sell your First Federal Bancorporation shares, your properly executed instructions must be received by the Odd Lot Processing Center 5:00 P.M. (Eastern Standard Time) on ________________, 2002. Please be advised that your broker may set an earlier cut-off time for instructions. Please see the reverse side of this letter for terms and conditions as well as instructions.

If you have further questions or require additional assistance, please call the information agent, D.F. King & Co., Inc. toll free at 1-800-488-8075, Monday through Friday from 8:00 a.m. to 6:00 p.m. (Eastern Daylight Savings Time).


Sincerely,



Terry Nielsen
Controller, Investor Relations

                              QUESTIONS AND ANSWERS

1.  HOW DO I SELL MY FIRST FEDERAL BANCORPORATION SHARES?

To sell your shares, inform your broker of your decision to sell your shares through this program. Follow the instructions provided by your broker. After submitting your instructions, your decision is irrevocable and your account will be closed. Once the Odd Lot Securities Processing Center receives instructions from your broker in good order, your shares will be sold as described below.


2.  WHAT WILL I BE PAID FOR MY FIRST FEDERAL BANCORPORATION SHARES?

The actual price you will be paid cannot be guaran-teed in advance. All shares submitted through the program will be bought back by the company at the closing price for First Federal Bancorporation shares at the close of business on Wednesday following receipt of your instructions. FIRST FEDERAL BANCORPORATION WILL ABSORB ANY PROCESSING FEE FOR THIS TRANSACTION. THERE WILL BE NO CHARGES TO
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THE SELLER BY THE COMPANY.  PLEASE NOTE, HOWEVER,  THAT YOUR BROKER MAY CHARGE A
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BROKER FEE FOR THE TRANSACTION.


3.  WHEN WILL I RECEIVE MY MONEY?

Your payment will be made to your broker promptly after the initial expiration date of the offer (_________, 2002).

4.  HOW DO I FIND THE RECENT PRICE OF FIRST FEDERAL BANCORPORATION STOCK?

First Federal Bancorporation is listed on the Nasdaq under the symbol "BDJI". Closing prices can be found in most major newspapers under the symbol "FFDMN."

5.  HOW MUCH TIME DO I HAVE TO PARTICIPATE IN THE PROGRAM?

The program will expire on ___________, 2002. However, your broker may need additional time to process your request, so we suggest that you inform your broker of your decision to participate no later than _________________, 2002.



        IF YOU SHOULD HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL:
                              D.F. KING & Co., Inc.
                                 1-800-488-8075